COMPUTATION OF EARNINGS PER SHARE:

EXHIBIT 11

                              RAPTOR SYSTEMS, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                THREE MONTHS ENDED            NINE MONTHS ENDED

                                                                  SEPTEMBER 30,                  SEPTEMBER 30,
                                                              ----------------------        ----------------------
                                                                1997           1996           1997           1996
                                                              -------        -------        -------        -------

    Common stock outstanding, beginning of period              13,376         12,560         13,102          2,450

    Weighted average number of shares issued                       79             46            228          8,495

    Weighted average number of common and common                               2,664                         2,706
         stock equivalents                                      2,421                            --

    Less: Assumed purchase of treasury shares                    (720)          (472)            --           (248)
                                                              -------        -------        -------        -------

    Weighted average number of common and common
         equivalent shares outstanding                         15,156         14,798         13,330         13,403
                                                              =======        =======        =======        =======

    Net income (loss)                                         $ 1,353        $   705        $  (874)       $   426
                                                              =======        =======        =======        =======

    Net income (loss) per common and common
         equivalent share                                     $   .09        $   .05        $  (.07)       $   .03
                                                              =======        =======        =======        =======






-----------
(1) Fully diluted net income per share is the same as primary net income per share.











                                                      Raptor Systems, Inc.    17